Exhibit 99.1

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2007 Results
and Latest Accomplishments

•	Fourth quarter product sales and revenues increased 65 percent

•	Product cost-to-revenue ratio improved to 1.57 in the fourth quarter compared to 3.19 last year

•	Product backlog for 2007 increased 107 percent over prior year to $57.8 million

•	Fourth quarter cash use was $13.9 million, in line with Company expectations.

DANBURY, Conn. - Dec. 10, 2007 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of high efficiency, ultra-clean power plants using a variety of fuels for commercial, industrial, government and utility customers, today reported results and accomplishments for its fourth quarter and fiscal year ended October 31, 2007.

Financial Results

FuelCell Energy reported total revenues for the fourth quarter of fiscal 2007 of $16.5 million compared to $9.1 million in the same period last year. Product sales and revenues were up 65 percent to $11.0 million from $6.7 million in the 2006 fourth quarter. The product cost-to-revenue ratio improved to 1.57, below last year’s 3.19, and 1.91 reported in the prior quarter. The improved margin is primarily attributable to increased sales of megawatt (MW) class power plants and the Company’s continued reduction of product costs through value engineering, manufacturing improvements and supply chain enhancements as part of its cost out program. Research and development contract revenue was $5.5 million, up from $2.5 million in the 2006 fourth quarter resulting from increased activity on the Company’s multi-MW coal based solid oxide contract with the U.S. Department of Energy.

The Company’s product backlog as of October 31, 2007, including long-term service agreements, was $57.8 million, representing a 107 percent increase over last year’s $27.9 million, and a 17 percent increase over the third quarter’s backlog. For 2007, orders totaled 14.8 MW, a 193 percent increase over the 5.05 MW of orders in 2006. The increase in backlog was primarily driven by product orders from South Korea, California and Connecticut. Research and development contract backlog was $18.5 million as of October 31, 2007 compared to $30.1 million at October 31, 2006.

The net loss to common shareholders for the fourth quarter of fiscal 2007 was $16.8 million, or $ 0.25 per basic and diluted share, compared to a net loss to common shareholders of $25.1 million, or $0.47 per basic and diluted share, in the similar period last year. Net results benefited from higher revenues and improved margins primarily attributable to increased sales of megawatt class products which have a lower cost per kilowatt (kW).

Total cash and investments were $153.6 million as of October 31, 2007. Fourth quarter net cash use was $13.9 million compared to $13.0 million in the same period last year. Capital spending for the 2007 fourth quarter was approximately $0.9 million and depreciation expense for the period was $2.2 million.

For the fiscal year ended October 31, 2007, FuelCell Energy reported revenues increased to $48.2 million compared to $33.3 million for 2006. Product sales and revenues were $32.5 million, an increase of 51.1 percent over the prior year’s $21.5 million. Research and development contract revenue was $15.7 million compared to $11.8 million in 2006.

The product cost-to-revenue ratio improved to 1.90 in fiscal 2007 compared to 2.86 ratio reported for last fiscal year on technology advances, value engineering and supply chain improvements. Net loss to common shareholders was $71.9 million, or $1.16 per basic and diluted share compared to a net loss to common shareholders of $84.2 million, or $1.65 per basic and diluted share. Net results benefited from a more favorable product mix and lower production costs. The 2006 net loss to common shareholders included a one-time charge of $4.3 million, or $0.08 per basic and diluted share for the conversion of the Series B Convertible Preferred Stock. Capital spending totaled $4.4 million for fiscal 2007 and depreciation expense was $9.2 million.

Corporate Highlights

“We are seeing very positive customer demand demonstrating our market leadership and the strong business environment for ultra-clean energy products,” said R. Daniel Brdar, Chairman and CEO. “This demand has resulted in very strong orders in 2007 and an excellent backlog level going into 2008.”

Leadership in Key Markets

South Korea: FuelCell Energy’s alliance partner, POSCO, ordered 7.8 MW of DFC power plants during fiscal 2007, of which 7.2 MW are MW-class power plants. South Korea’s clean energy program requires that power first be exported to the utility grid, so the incentive tends to favor the installation of multi-MW power stations. POSCO broke ground on its 50 MW fuel cell balance of plant manufacturing facility, which is scheduled for completion by the end of 2008, and formed a partnership with the largest electric utility in the country, KEPCO.

“POSCO is moving ahead quickly to develop the market in South Korea for DFC fuel cells,” said Brdar. “With POSCO’s commitment to MW-class ultra-clean power generation, its global sourcing capabilities and in-country knowledge, we look forward to continued sales growth throughout South Korea and other Asian markets.”

California: During the fourth quarter, the Company received orders from Turlock Irrigation District and M&L Commodities (dba Inland Cold Storage Stockton) for a total of 1.8 MW. Turlock’s 1.2 MW DFC1500 will help eliminate 5,200 tons of carbon annually that would have been generated by a typical power plant. M&L intends to use its 600 kW in its new refrigerated and frozen storage facility. Both these operations will not only benefit from the DFC power plants’ low emissions profile but also the efficiency of up to 80 percent that saves them money on power costs.

In November 2007, Eastern Municipal Water District (EMWD) in California ordered three DFC300 power plants to provide 750 kW of power for its operations. EMWD processes 11.5 million gallons of wastewater a day and expects to reduce its carbon footprint by 10,400 tons each year while saving on its electricity and heating costs.

Also in November, The Linde Group, the world’s largest industrial gases company, ordered four DFC power plants, adding 3.9 MW to the Company’s backlog. Three DFC1500 units will operate at Linde’s customer sites in the San Diego, Calif. area to run on biogas that Linde will transport from the Pt. Loma Wastewater Treatment (PLWT) facility. The fourth unit, a DFC300, will be located at PLWT to power Linde’s gas purification operations. Linde will sell the renewable power to its customers under a power purchase agreement.

Wastewater treatment facilities now represent 58 percent of FuelCell Energy’s California business and a third of its total business. They represent a particularly strong application for DFC fuel cells because the biofuel the treatment process generates, methane, can be used by the fuel cell to produce electricity and the heat byproduct generated by the fuel cell can be used in the treatment process. This Combined Heat and Power (CHP) application can provide FuelCell Energy customers with up to 80 percent efficiency from their DFC systems.

Connecticut: Pepperidge Farm ordered an additional 1.2 MW DFC1500 during the fourth quarter to add to the DFC300 that was installed in 2006. The power plants will provide 70 percent of the electricity for the bakery and the excess heat from the plant will be used in the bakery process to increase the fuel cell’s total thermal efficiency to approximately 80 percent.

In March, 2007, the Connecticut Clean Energy Fund announced that it selected 68 MW of FuelCell Energy projects. The six projects, all comprised of FuelCell Energy’s 2.4 MW DFC3000 power plants, represent a potential for $200 million in sales and range in size from a 2.4 MW hospital project to 20 MW grid-support power plants. The utility review and public hearing process are now complete and the Department of Public Utility Control’s (DPUC) is expected to deliver its draft decision on December 21, 2007 and the final decision on January 9, 2008.

Manufacturing Ramp Up

In response to increasing backlog and demand, FuelCell Energy announced last quarter that it began ramping its annual production rate from 11 MW to 25 MW. This increase in the production rate is scheduled to be complete by January, 2008.

Government Research and Development Contracts

FuelCell Energy made significant progress in its government research and development programs during the fourth quarter:

•
FuelCell Energy is currently in the first phase of a 10-year, three-phased program created by the Department of Energy’s Office of Fossil Energy Solid State Energy Conversion Alliance (SECA) to develop multi-MW coal-based solid oxide fuel cell power plants to be used as high efficiency central generation power plant facilities. In the fourth quarter, the Company’s subcontractor, Versa Power, achieved a four-fold scale-up of its SOFC cell technology to meet the program requirements while FuelCell Energy has completed the preliminary design of the MW-class SOFC power module and balance of plant.

•
Under contract to the U.S. Army, Construction Engineering Research Laboratory (CERL) the Company is developing an electrochemical hydrogen separation (EHS) system that can be combined with a DFC fuel cell to cost effectively produce electricity, thermal energy and hydrogen, which can be used as a fuel for hydrogen vehicles and industrial uses. During the quarter the active area of the prototype separation system was scaled up to 1,000 cm2 and successfully tested for 2,000 hours.

•
In a parallel effort, FuelCell Energy, under a Small Business Innovation Research grant from the Department of Energy, is developing an electrochemical hydrogen compressor that will electrochemically compress hydrogen for storage or transportation. This system is expected to be more cost effective and efficient than competing mechanical technologies. During the quarter, FuelCell Energy met the program objectives by maintaining pressure in excess of 2,500 pounds per square inch for 500 hours.

Outlook for 2008

In 2008, the Company expects product sales orders from POSCO, its alliance partner in South Korea, the California marketplace and other markets. In Connecticut, the Company is awaiting the DPUC’s final decision, scheduled for January 9, 2008, on the 68 MW of FuelCell Energy projects that were selected by Connecticut’s Clean Energy Fund in 2007.

“Fuel cell technology is increasingly gaining traction with public policy makers, municipalities and industrial companies as an ultra-clean, reliable source of distributed energy. In addition to the positive trends that continue in our existing geographic markets, global mandates for clean energy will result in a significantly expanded addressable market for our products, domestically and internationally,” commented Mr. Brdar.

“As we expand in our markets, we will continue to target 20 percent reductions in the costs of our MW-class products,” said Mr. Brdar. “These cost-out initiatives, along with the added order volume we expect to see from our target markets this year, will bring costs very close to grid parity, further expanding the market for our DFC fuel cells and keeping us solidly on the path to profitability.”

Conference Call Information

FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 11th to discuss the fourth quarter and year-end 2007 results.

The details for accessing the live call are as follows:

•	From the U.S. or Canada please dial 800-839-7875;

•	Outside the U.S. and Canada, please call 913-312-1493;

•	The passcode is FuelCell Energy;

•	The live webcast will be on the Investors section of the Company’s website at www.fuelcellenergy.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call until Tuesday, December 18, 2007 at midnight:

•	From the U.S. and Canada please dial 888-203-1112;

•	Outside the U.S. or Canada please call 719-457-0820;

•	Enter confirmation code 1672482;

•	The webcast will also be archived on the Investors section of the Company’s website at www.fuelcellenergy.com.

About FuelCell Energy, Inc.

FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s secure, ultra-clean and high efficiency DFC® fuel cells are generating power at over 60 installations worldwide. The company’s power plants have generated more than 200 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc.

Contact	Lisa Lettieri FuelCell Energy, Inc.	203- 830-7494 ir@fce.com

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	October 31, 2007	October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$92,997	$26,247
Investments: U.S. treasury securities	60,634	81,286
Accounts receivable, net of allowance for doubtful accounts of $63 and $43, respectively	10,063	9,402
Inventories, net	29,581	14,121
Other current assets	7,730	2,653
Total current assets	201,005	133,709

Property, plant and equipment, net	39,612	48,136
Investments: U.S. treasury securities	-	13,054
Investment and loan to affiliate	12,216	11,483
Other assets, net	355	270
Total assets	$253,188	$206,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$924	$653
Accounts payable	12,397	12,508
Accrued liabilities	8,511	6,418
Deferred license fee income	-	38
Deferred revenue and customer deposits	20,486	9,785
Total current liabilities	42,318	29,402

Long-term deferred revenue	4,401	5,162
Long-term debt and other liabilities	613	678
Total liabilities	47,332	35,242
Redeemable minority interest	11,884	10,665
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at October 31, 2007 and 2006.)	59,950	59,950

Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at October 31, 2007 and 2006; 68,085,059 and 53,130,901 shares issued and outstanding at October 31, 2007 and 2006, respectively.	7	5
Additional paid-in capital	571,946	470,045
Accumulated deficit	(437,931)	(369,255)
Treasury stock, Common, at cost (12,282 and 15,583 shares in 2007 and 2006, respectively.)	(126)	(158)
Deferred compensation	126	158
Total shareholders’ equity	134,022	100,795
Total liabilities and shareholders’ equity	$253,188	$206,652

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2007	2006
Revenues:
Product sales and revenues	$10,950	$6,651
Research and development contracts	5,523	2,476
Total revenues	16,473	9,127

Costs and expenses:
Cost of product sales and revenues	17,148	21,194
Cost of research and development contracts	4,680	2,047
Administrative and selling expenses	4,759	4,521
Research and development expenses	7,002	6,816
Total costs and expenses	33,589	34,578

Loss from operations	(17,116)	(25,451)

License fee income, net	--	(3)
Interest expense	(12)	(27)
Loss from equity investments	(231)	(113)
Interest and other income, net	1,783	1,227

Loss before redeemable minority interest	(15,576)	(24,367)

Redeemable minority interest	(420)	107

Loss before provision for income taxes	(15,996)	(24,260)

Provision for income taxes	--	--

Net loss	(15,996)	(24,260)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(16,798)	$(25,062)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.25)	$(0.47)
Basic and diluted weighted average shares outstanding	67,994,829	52,931,316

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended October 31,
	2007	2006
Revenues:
Product sales and revenues	$32,517	$21,514
Research and development contracts	15,717	11,774
Total revenues	48,234	33,288

Costs and expenses:
Cost of product sales and revenues	61,827	61,526
Cost of research and development contracts	13,438	10,330
Administrative and selling expenses	18,625	17,759
Research and development expenses	27,489	24,714
Total costs and expenses	121,379	114,329

Loss from operations	(73,145)	(81,041)

License fee income, net	34	42
Interest expense	(84)	(103)
Loss from equity investments	(1,263)	(828)
Interest and other income, net	7,437	5,718

Loss before redeemable minority interest	(67,021)	(76,212)

Redeemable minority interest	(1,653)	107

Loss before provision for income taxes	(68,674)	(76,105)

Provision for income taxes	—	—

Net loss	(68,674)	(76,105)

Preferred stock dividends	(3,208)	(8,117)

Net loss to common shareholders	$(71,882)	$(84,222)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(1.16)	$(1.65)
Basic and diluted weighted average shares outstanding	61,990,555	51,046,843